Exhibit 99.1

Arbor Realty Trust, Inc. Announces Pricing of Upsized

Offering of $250 Million of 7.50% Convertible Senior Notes due 2025

Uniondale, N.Y., August 2, 2022 — Arbor Realty Trust, Inc. (the “Company”) (NYSE: ABR) today announced the pricing of its upsized offering of $250 million aggregate principal amount of its 7.50% Convertible Senior Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the offering was increased from the previously announced offering of $200 million aggregate principal amount of Notes. The sale of the Notes to the initial purchasers is expected to settle on or about August 5, 2022, subject to customary closing conditions. The Company also granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of the Notes on the same terms and conditions.

The Notes will be senior, unsecured obligations of the Company and will bear interest at a rate equal to 7.50% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2023 and will mature on August 1, 2025, unless earlier converted or repurchased. The Company will not have the right to redeem the Notes prior to maturity. The Notes will be convertible, subject to certain conditions, into cash, shares of the Company’s common stock or a combination thereof, at the Company’s sole election. The conversion rate will initially equal 59.8480 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $16.71 per share of common stock, representing an approximate 10.00% conversion premium based on the closing price of the Company’s common stock of $15.19 per share on August 2, 2022.

The Company intends to use the net proceeds of the offering to repurchase for cash a portion of its outstanding 4.75% Convertible Senior Notes due 2022 in privately negotiated transactions, which may be effected through one of the initial purchasers or its affiliate, as the Company’s agent, and use any remaining proceeds from the offering for general corporate purposes.

The offer and sale of the Notes and the shares of the Company’s common stock, if any, issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, the Notes and such shares may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, or the solicitation of any sale, of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender, Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine, and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the Company’s expectations regarding the anticipated closing date and the anticipated use of the net proceeds from the offering. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, risks and uncertainties related to the completion of the offering on the anticipated terms or at all, market conditions, the satisfaction of customary closing conditions related to the offering, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contact:

Arbor Realty Trust, Inc.

Paul Elenio, Chief Financial Officer

516-506-4422

pelenio@arbor.com